UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2012, Cadence Pharmaceuticals, Inc. (the “Company”) entered into settlement and license agreements with Perrigo Company, and its subsidiary, Paddock Laboratories, LLC, to resolve pending patent litigation involving OFIRMEV® (acetaminophen) injection.

The settlement agreement includes a stipulation by the parties requesting dismissal with prejudice of the lawsuit filed by the Company in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Application (“ANDA”) filed by Paddock with the U.S. Food and Drug Administration for a generic version of OFIRMEV. Litigation remains ongoing against Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc.

Under the license agreement, Perrigo has been granted the exclusive right of first refusal to negotiate an agreement with the Company to market an authorized generic version of OFIRMEV in the U.S., in the event that the Company elects to launch an authorized generic version of the product. Additionally, the Company has granted Perrigo the non-exclusive right to market a generic intravenous acetaminophen product in the U.S. under Perrigo’s ANDA, after December 6, 2020, or earlier under certain circumstances. Currently, the Company has listed two Orange Book patents covering OFIRMEV, the last of which, U.S. Patent No. 6,992,218, will expire on June 6, 2021, or December 6, 2021, if pediatric exclusivity is granted.

The license agreement also provides that, if the parties enter into an agreement for Perrigo to market an authorized generic version of OFIRMEV, during the license period, Perrigo would purchase the product exclusively from the Company. The Company would receive product costs plus an administrative fee, as well as a royalty payment based on the net profits achieved by Perrigo from the sale of the authorized generic product. In addition, the license agreement contains provisions regarding indemnification, confidentiality, dispute resolution and other customary provisions for agreements of these kinds.

The agreements are subject to submission to the Federal Trade Commission and the U.S. Department of Justice. The settlement and license agreements will become effective upon the entry by the U.S. District Court for the District of Delaware of an order dismissing with prejudice the litigation with respect to Perrigo.

The foregoing description of the terms of the settlement and license agreements are qualified in their entirety by reference to the provisions of the agreements, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2012.

Statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding the potential for approval of the settlement terms by the U.S. District Court for the District of Delaware, the Federal Trade Commission and the U.S. Department of Justice; our confidence in the strength of the patents covering OFIRMEV and the prospects for future growth in sales of the product; and the prospect of Cadence receiving payments from Paddock, including product costs, an administrative fee and royalty payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is currently the company’s only product, including its ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with Exela Pharma Sciences, LLC, Exela PharmaSci, Inc. and Exela Holdings, Inc., or collectively, Exela; the potential that Cadence may be required to continue patent litigation for substantial lengths of time, file additional lawsuits to defend its patent rights from challenges by Exela or other companies that may submit ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential that the United States Patent and Trademark Office, or USPTO, may not prevail in a lawsuit filed against it earlier this year by Exela in the United States District Court for the Eastern District of Virginia, in which Exela seeks a reversal of the USPTO’s decision to refuse to act on a petition by Exela to vacate the USPTO’s April 2003 order reviving the international application for U.S. Patent No. 6,992,218; the potential that the USPTO may grant an ex parte request for the reexamination of U.S. Patent No. 6,028,222, and that, as a result of such reexamination, claims in that patent may be invalidated or narrowed in scope; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to ensure an adequate and continued supply of OFIRMEV to meet anticipated market demand; and the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the SEC from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ Hazel M. Aker
Hazel M. Aker
Senior Vice President and General Counsel

Date: November 28, 2012